UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 30, 2015

BEASLEY BROADCAST GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29253	65-0960915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Riviera Drive, Suite 200, Naples, Florida 34103

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (239) 263-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 30, 2015, Beasley Mezzanine Holdings, LLC (the “Borrower”), a wholly-owned subsidiary of Beasley Broadcast Group, Inc. (the “Company”), entered into a new credit agreement among the Borrower, U.S. Bank, as administrative agent, and the lenders party thereto. Proceeds from the new credit facility were primarily used to repay the old credit facility.

The credit facility consists of a term loan of $91.0 million and a revolving credit facility with a maximum commitment of $20.0 million. The revolving credit facility includes a $5.0 million sub-limit for letters of credit. At the Borrower’s option, the credit facility may bear interest at either (i) the LIBOR rate, as defined in the credit agreement, plus a margin ranging from 2.5% to 4.5% that is determined by the Borrower’s consolidated total debt ratio, as defined in the credit agreement or (ii) the base rate, as defined in the credit agreement, plus a margin ranging from 1.5% to 3.5% that is determined by the Borrower’s consolidated total debt ratio. Interest on adjusted LIBOR loans is payable at the end of each applicable interest period and, for those interest periods with a duration in excess of three months, the three month anniversary of the beginning of such interest period. Interest on base rate loans is payable quarterly in arrears. The credit facility matures on November 30, 2020.

The credit agreement requires mandatory prepayments equal to 50% of consolidated excess cash flow, as defined in the credit agreement, when the Borrower’s consolidated total debt is equal to or greater than three times its consolidated operating cash flow, as defined in the credit agreement. Prepayments of excess cash flows are not required when the Borrower’s consolidated total debt is less than three times its consolidated operating cash flow. Mandatory prepayments of consolidated excess cash flow are due 120 days after year end. The credit agreement also requires mandatory prepayments for defined amounts from net proceeds of asset sales, net insurance proceeds, and net proceeds of debt issuances.

The credit agreement requires the Borrower to comply with certain financial covenants which are defined in the credit agreement. These financial covenants include:

•	Consolidated Total Debt Ratio. The Borrower’s consolidated total debt on the last day of each fiscal quarter through September 30, 2016 must not exceed 4.5 times its consolidated operating cash flow for the four quarters then ended. For the period from October 1, 2016 through March 31, 2017, the maximum ratio is 4.25 times. For the period from April 1, 2017 through December 31, 2017, the maximum ratio is 4.0 times. The maximum ratio is 3.75 for 2018, 3.5 times for 2019, and 3.0 times for 2020.

•	Interest Coverage Ratio. The Borrower’s consolidated operating cash flow for the four quarters ending on the last day of each fiscal quarter through maturity must not be less than 2.0 times its consolidated cash interest expense for the four quarters then ended.

The credit facility is secured by a first-priority lien on substantially all of the Borrower’s assets and the assets of substantially all of its subsidiaries and is guaranteed jointly and severally by the Borrower and substantially all of its subsidiaries. The guarantees were issued to the Borrower’s lenders for repayment of the outstanding balance of the credit facility. If the Borrower defaults under the terms of the credit agreement, the Company and its applicable subsidiaries may be required to perform under their guarantees. As of November 30, 2015, the maximum amount of undiscounted payments the Borrower and its applicable subsidiaries would have been required to make in the event of default was $91.0 million. The guarantees for the credit facility expire on November 30, 2020.

The aggregate scheduled principal repayments of the credit facility for the remainder of 2015 and the next five years are as follows:

2015	$568,750
2016	2,843,750
2017	5,118,750
2018	6,825,000
2019	7,393,750
2020	68,250,000

Total	$91,000,000

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit Number	Description

10.1	Credit agreement between Beasley Mezzanine Holdings, LLC and a syndicate of financial institutions, dated November 30, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEASLEY BROADCAST GROUP, INC.

Date: December 1, 2015	By:	/s/ Caroline Beasley
Caroline Beasley
Vice President, Chief Financial Officer, Secretary and Treasurer